As filed with the Securities and Exchange Commission on April 25, 2017.

Registration No. 333-106694

Registration No. 333-111672

Registration No. 333-111673

Registration No. 333-127395

Registration No. 333-134923

Registration No. 333-134934

Registration No. 333-174316

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1 to Registration Statement No. 333-106694

Post-Effective Amendment No. 1 to Registration Statement No. 333-111672

Post-Effective Amendment No. 1 to Registration Statement No. 333-111673

Post-Effective Amendment No. 1 to Registration Statement No. 333-127395

Post-Effective Amendment No. 1 to Registration Statement No. 333-134923

Post-Effective Amendment No. 1 to Registration Statement No. 333-134934

Post-Effective Amendment No. 1 to Registration Statement No. 333-174316

to

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CARDINAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1874630 (I.R.S. Employer Identification No.)

8270 Greensboro Drive, Suite 500 McLean, Virginia (Address of Principal Executive Offices)	22102 (Zip Code)

CARDINAL FINANCIAL CORPORATION 401(k) PLAN

CARDINAL FINANCIAL CORPORATION 1999 STOCK OPTION PLAN

CARDINAL FINANCIAL CORPORATION 2002 EQUITY COMPENSATION PLAN

CARDINAL FINANCIAL CORPORATION EXECUTIVE DEFERRED INCOME PLAN

CARIDNAL FINANCIAL CORPORATION DIRECTORS DEFERRED INCOME PLAN

GEORGE MASON MORTGAGE, LLC EXECUTIVE DEFERRED INCOME PLAN

(Full title of the plans)

Richard M. Adams

United Bankshares, Inc.

P.O. Box 393

500 Virginia Street, East

Charleston, West Virginia 25301

(Name and address of agent for service)

(304) 348-8400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (the “Registration Statements”):

•                  Registration Statement No. 333-106694, pertaining to the registration and sale of 500,000 shares of common stock of Cardinal Financial Corporation (the “Company”) in connection with the Cardinal Financial Corporation 401(k) Plan;

•                  Registration Statement No. 333-111672, pertaining to the registration and sale of 700,000 shares of common stock of the Company in connection with the Cardinal Financial Corporation 2002 Equity Compensation Plan (the “2002 Plan”);

•                  Registration Statement No. 333-111673, pertaining to the registration and sale of 625,000 shares of common stock of the Company in connection with the Cardinal Financial Corporation 1999 Stock Option Plan;

•                  Registration Statement No. 333-127395, pertaining to the registration and sale of 1,270,000 shares of common stock of the Company in connection with the 2002 Plan;

•                  Registration Statement No. 333-134923, pertaining to the registration and sale of 450,000 shares of common stock of the Company in connection with the 2002 Plan;

•                  Registration Statement No. 333-134934, pertaining to the registration and sale of 100,000 shares of common stock of the Company in connection with the Cardinal Financial Corporation Executive Deferred Income Plan, 100,000 shares of common stock of the Company in connection with the Cardinal Financial Corporation Directors Deferred Income Plan and 150,000 shares of common stock of the Company in connection with the George Mason Mortgage, LLC Executive Deferred Income Plan; and

•                  Registration Statement No. 333-174316, pertaining to the registration and sale of 750,000 shares of common stock of the Company in connection with the 2002 Plan.

On April 21, 2017, pursuant to the Agreement and Plan of Reorganization, dated as of August 17, 2016, by and among United Bankshares, Inc. (“United”), its subsidiary UBV Holding Company, LLC (“UBV”) and the Company, and related plan of merger, the Company was merged with and into UBV (the “Merger”). As a result of the Merger, the Company ceased to exist as of 5:01 p.m. on April 21, 2017.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with the undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, United (as successor to the Company) hereby terminates the effectiveness of the Registration Statements and removes from registration the securities of the Company registered but unsold under the Registration Statements.  The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Cardinal Financial Corporation) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, West Virginia on this 25th day of April, 2017.

UNITED BANKSHARES, INC.
(as successor to Cardinal Financial Corporation)

By:	/s/ W. Mark Tatterson
W. Mark Tatterson,
Executive Vice President and Chief Financial Officer